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                                                                  EXHIBIT 10.32

                    DEVELOPMENT AND MANUFACTURING AGREEMENT

       This Agreement effective the 13th day of April, 1993, by and between LANCER CORPORATION, a Texas corporation, whose business address is 235 W. Turbo Street, San Antonio, Texas 78216 (hereinafter referred to as "LANCER") and PACKAGED ICE, INC., a Texas corporation, whose business address is P.O. Box 79233, Houston, Texas 77279-9233 (hereinafter referred to as "PACKAGED ICE").

                                  WITNESSETH:

       WHEREAS, LANCER has a continuous program to design, develop, and manufacture new systems, processes, apparatuses, articles, compositions of matter, and the like for various purposes related to LANCER's business.

       WHEREAS, PACKAGED ICE is the owner of certain proprietary and confidential information with respect to an AUTOMATIC ICE BAGGER which includes, but is not limited to, the subject matter of U.S. Patent No. 5,109,651 and other pending U.S. and foreign patent applications (hereinafter referred to as the "LICENSED UNIT"); and

       WHEREAS, the parties wish to mutually cooperate with respect to LANCER's becoming the exclusive manufacturer of the LICENSED UNIT for PACKAGED ICE.

       NOW THEREFORE, in consideration of the rights and obligations herein set forth, the parties hereto agree as follows:

       1. Development Phase. During the development phase, LANCER will produce up to five prototype LICENSED UNITS for testing and approval for PACKAGED ICE in accordance with the following terms and conditions:





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       a.     Simultaneously with the execution of this Agreement, PACKAGED ICE will issue 16,077 shares of its common stock to LANCER, said stock to be valued at $6.22 per share. The value of said 16,077 shares of common stock will be credited against the purchase price of the first five hundred production units delivered to PACKAGED ICE to reduce the cost of each of said units by Two Hundred Dollars per unit.

       b. PACKAGED ICE has provided Design and Performance Criteria, know-how, and manufacturing drawings in the English language to LANCER relating to the LICENSED UNIT (the Design Package); and LANCER will produce a complete set of drawings for its new production unit.

       c. LANCER will use its reasonable best efforts to prototype and deliver to PACKAGED ICE on or before October 1, 1993 at LANCER's main office in San Antonio, Texas, up to a maximum of five LICENSED UNITS which will be essentially identical to a production unit, i.e. a production prototype. There will be no charge to PACKAGED ICE for the first LICENSED UNIT delivered to it;

       d. After delivery of the first LICENSED UNIT, PACKAGED ICE may elect to purchase up to four additional prototype LICENSED UNITS for field testing. Upon receipt of PACKAGED ICE's written purchase order, LANCER will manufacture and deliver the additional prototype LICENSED UNITS to PACKAGED ICE. PACKAGED ICE shall pay LANCER $5,000.00 each, f.o.b., LANCER's Plant in San Antonio, Texas upon delivery of each additional LICENSED UNIT.

       2.     Manufacturing Phase.   Upon completion of the filed testing,
which is not to exceed ninety days, PACKAGED ICE shall issue its Purchase Order for a minimum of Thirty-Six Hundred LICENSED UNITS. If problems are found during the field test, the test period shall be extended for the time required to correct the problem.

       Upon issuance of the Purchase Order, the Manufacturing Phase shall commence in accordance with the following terms and conditions:

       a. The initial term of the manufacturing contract shall be the earlier of three years or until the thirty-six hundred LICENSED UNITS have been delivered.





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       b.     LANCER will commence production at a monthly rate of units in accordance with the schedule to be provided by PACKAGED ICE an attached hereto as Exhibit "B" and, will escalate to produce a minimum of 1200 units during the first year.

       c. LANCER will guarantee the price for the first nine months of actual production at $5,000.00 per unit, bolted to a forkliftable pallet and plastic wrapped. Additional packaging will require an additional charge. Actual production will commence upon receipt of the first purchase order.

       d. All sales under this Agreement shall be f.o.b. LANCER's Plant, San Antonio, Texas. The terms of payment shall be subject to LANCER's policy on credit rating its customers. This rating may be reviewed and changed from time to time, thereby changing the terms of payments.

       e. Prior to the end of the first nine months of actual production, LANCER will provide PACKAGED ICE with a costed bill of material depicting LANCER's manufacturing cost. The price for LICENSED UNITS will be adjusted for units delivered subsequent to said first nine month production period on the following formula:

                      Manufacturing Cost divided by 0.65.

              On November 11th of each year, LANCER will provided PACKAGED ICE with a new costed bill of material which will determine the price beginning on January 1 of each subsequent year.

              Any additional features or design changes may result in an additional costs which will be made at the time such changes are introduced.

              Manufacturing Cost shall be defined as costs of production less the cost of engineering, sales, G & A, interest, and profits.

       f. PACKAGED ICE will take delivery of LICENSED UNITS within ten calendar days following completion of manufacture. the LICENSED UNITS will be delivered in lot sizes to PACKAGED ICE's discretion.

              LANCER will invoice for LICENSED UNITS upon completion of manufacture, regardless of shipment date.





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              3.     Term.  The Manufacturing Contract shall be automatically
       renewed for subsequent three year periods upon expiration of a given term provided that LANCER is competitive in both price and quality. Competitiveness of the price shall be determined by obtaining three good faith bids from qualified manufacturers. LANCER shall be given the opportunity to match the average of the three bids and retain its manufacturing rights.

              PACKAGED ICE may, at its sole discretion, opt to commence its own manufacturing operation at the conclusion of any three year period.

       4.     Purchase Orders.   Purchase Orders are non-cancelable without the
payment of cancellation charges, work-in-progress, materials on hand or committed for, and other related cost. All Purchase Orders will require a minimum 90-120 days lead time. If there are longer lead time components, then the lead times shall be increased accordingly.

       5. Warranty. All LICENSED UNITS manufactured by LANCER shall be covered by LANCER's standard Manufacturer's Warranty, a copy of which is attached hereto as Exhibit "A".

       6.     Product Liability.   LANCER shall not be liable for any product
liability claims except those arising out of manufacturing defects and, PACKAGED ICE agrees to indemnify an save LANCER harmless against all other product liability claims. PACKAGED ICE will maintain product liability insurance in the amount of Ten Million Dollars naming LANCER as an additional insured.





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       7.     Tooling.  During and following completion of the development program, PACKAGED ICE agrees to pay for specialized production tooling per LANCER's quotation provided LANCER obtains PACKAGED ICE's prior written approval, which amount will be paid by PACKAGED ICE upon its receipt o the invoices approved by LANCER and receipt of blueprints of such specialized tooling. This tooling will include injection molding tools, membrane switch tooling, vacuum forming tools, and related specialized tooling. Upon payment, title of said special tooling shall become fully vest in PACKAGED ICE (and plainly marked "Property of Packaged Ice, Inc.") and remain the personal property of PACKAGED ICE, except as provided hereinafter. The tooling shall be used only for he purpose of producing the LICENSED UNITS for PACKAGED ICE and will not be removed from LANCER's and/or its subcontractors' premises without the written consent of PACKAGED ICE. PACKAGED ICE shall give LANCER sixty days written notice if PACKAGED ICE elects to remove the tooling from LANCER and its subcontractors, providing there has been an uncured breach of this Agreement.

       LANCER will provide normal maintenance for the tooling at its own expense. Replacement cost of tolls that have reached the end of their service life will be paid by PACKAGED ICE.

       No tooling changes will be made without the prior written approval of PACKAGED ICE.

       LANCER will pay for welding fixtures, drill fixtures, and related assembly tooling which shall remain the property of LANCER.





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       All shop drawings, engineering drawings, specifications, bills of materials, and elated engineering data is the property of LANCER, however, in the event LANCER discontinues its business operation, or terminates this Agreement without cause, or if LANCER cannot meet the reasonable requirements with adequate lead time, the drawings shall become the property of PACKAGED ICE. Furthermore, if PACKAGED ICE opts to change manufacturers or to do its own manufacturing as provided herein, LANCER will set its drawings and other data to PACKAGED ICE for $250,000.00.

       8. Design Changes and Apparatus. LANCER will make no material changes in the design that materially changes or affects the quality or performance of the LICENSED UNIT without the prior written approval of PACKAGED ICE.

       PACKAGED ICE shall be liable for paying all fees associated with regulatory agency approvals such as NSF, UL, or City of Los Angeles and any quarterly or annual inspection fees. PACKAGED ICE shall determine which approvals are necessary.

       9.     Manufacturing and Sales Rights.   PACKAGED ICE shall retain the
exclusive right to market the LICENSED UNITS in the U.S. and throughout the world except as otherwise limited by its prior License Agreements with third parties.

       LANCER shall have the exclusive manufacturing rights to supply PACKAGED ICE's total requirements for the LICENSED UNITS pursuant to the terms of this Agreement. LANCER will not sell to any third party without prior written approval from PACKAGED ICE.





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       10.    Spare Parts.  LANCER agrees that upon commencing production, it will guarantee a minimum stocked inventory of spare parts as necessary to meet the market demands. Such inventory levels will be mutually determined by LANCER and PACKAGED ICE following completion of the development phase. Thereafter, such inventory levels will be adjusted as required to meet the market demands. Spare parts shall be priced at not more than 2-1/2 times LANCER's actual costs. Furthermore, LANCER and PACKAGED ICE will assess the spare parts prices on an annual basis and make adjustments as mutually agreed upon.

       11. Confidentiality. LANCER and PACKAGED ICE have disclosed and it is anticipated will continue to disclose to each other or may come in contact with or observe certain confidential information that is the property of the other. Each party warrants that it will hold all such confidential information pertaining to design, specifications, know-how, technical data, and marketing data belonging to the other party in strict confidence. Each party shall keep such information confidential, and shall not divulge or disclose and shall take every reasonable precaution to see that its directors, officers, employees, representatives, and shareholders shall not divulge or disclose such confidential information and materials constituting any part thereof, to any other person at any time during the life of this Agreement.

       The term "confidential information" shall mean information that is not:
(a) previously known to a party as a matter of written records, (b) disclosed to a third party by either party hereto either prior to or subsequent to its disclosure to the other party hereto without an





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obligation on such third party to keep such information in strict confidence,
(c) previously unpublished, published or otherwise made available to the public through sources other than LANCER or PACKAGED ICE, (d) information which a party has given its written consent to the other party to disclose to another; or (e) information which is made known to a party by a third party under no obligation of confidentiality to either party.

       12. Patent Rights. Any inventions or know-how made or developed and/or patent applications and patents filed or owned by or licensed to a party hereto prior to the date of this Agreement shall continue to belong to such party and shall not be affected by this Agreement.

       All right, title, and interest in and to the LICENSED UNITS and all patents applications and patents, both domestic and foreign, that are filed or granted for said LICENSED UNITS shall be the exclusive property of and belong to PACKAGED ICE, and LANCER shall have the exclusive manufacturing rights in the LICENSED UNITS except as set forth herein.

       With respect to PACKAGED ICE's prior inventions that related to or cover the LICENSED UNIT, PACKAGE ICE agrees to grant and grants to LANCER a royalty-free, exclusive manufacturing license as aforesaid. Any improvements relating exclusively to the LICENSED UNITS made by LANCER during the term of this Agreement, including patentable inventions, will be disclosed to PACKAGED ICE and will be assigned to PACKAGED ICE provided that PACKAGED ICE proceeds with the filing of patent applications within six months following the date of disclosure. LANCER shall have the





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exclusive manufacturing license under the terms of this Agreement.  If PACKAGED
ICE declines to proceed with patent protection within said six month period, LANCER will retain title to the invention and obtain patents in its own right. Improvements which are developed by LANCER for other purposes but which may be incorporated into the LICENSED UNITS are excluded, however, LANCER will grant a royalty free license to PACKAGED ICE to use said improvements in connection with the LICENSED UNIT. The term of such license shall continue for the life of any patent covering said improvements. If an improvement is not patented and constitutes a trade secret, the term of the license for such improvement shall be for fifty years.

       13.    Patent Infringement.

       a. PACKAGED ICE agrees that it shall, at its own expense, defend, indemnify and hold harmless LANCER and its subsidiaries against any claims, actions, or causes of action based on an alleged infringement of any United States industrial Property Rights, whether they be a patent, trade secret, trademark, or copyright, of a third party, regarding any element, part or combination provided or made pursuant to this Agreement, and PACKAGED ICE shall pay all damages, awards, profits, interests, attorneys' fees, and cost levied against LANCER, provided that LANCER promptly notifies PACKAGED ICE of any such claims, actions, or causes of action and provided further that LANCER renders reasonable assistance in the defense of such suit or suits.

       b. In the event that LANCER incorporates into the LICENSED UNIT any of its inventions, or trade secrets, or any matter protectable by trademark or copyright, LANCER agrees that it shall, at its own expense, defend, indemnify and hold harmless PACKAGED ICE and its subsidiaries against any claims, actions, or causes of action based on an alleged infringement of any United States industrial Property Rights, whether they be a patent, trade secret, trademark, or copyright regarding any element, part or combination provided or made pursuant to this Agreement, or trade secrets, or any matter protectable by trademark or copyright, and LANCER shall pay all damages, awards, profits, interests, attorneys' fees, and costs levied against PACKAGED ICE, provided that PACKAGED ICE promptly notifies LANCER of any such





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              claims, actions, or causes of action and provided further that
              PACKAGED ICE renders reasonable assistance in the defense of such suit or suits.

       14. Insolvency. Upon commencement by PACKAGED ICE of any act of bankruptcy, receivership, insolvency, dissolution, liquidation, or other similar proceedings, LANCER shall automatically be granted a non-exclusive right and license under all patents, trade secrets, trademarks, and know-how to make, use, and sell LICENSED UNITS throughout the world. LANCER shall also be granted the first option to purchase the special tooling at its depreciated value. In the event that PACKAGED ICE causes such proceedings to be dismissed within ninety (90) days of such commencement, the non-exclusive right and license and the purchase option shall be terminated provided that LANCER is reinstated as the exclusive manufacturer under the terms of this Agreement.

       15. Termination. This Agreement and the rights and obligations hereunder may be terminated at any time by either party in the event the other party has failed to perform any material obligations hereunder by giving such other party sixty days' notice in writing of the intention to terminate and he reasons therefor; provide, however, that should such other party during said sixty day period perform such obligations, this Agreement shall continue in full force and effect.

       16. Assignment. Neither this Agreement nor any of the licenses herein granted shall be assignable or otherwise transferable by either party hereto, either in whole or in part without the prior written consent of the other party except that this Agreement and the rights and licenses and obligations herein provided shall inure to the benefit of and be binding upon the successor of the entire business relating to the subject matter hereof of such party.





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       17.    Status of Parties.   Any work performed by either party hereunder
shall be in that party's capacity as an independent contractor and not as a agent or representative of the other party and it is expressly understood that this understanding does not constitute a joint venture by the parties hereto.

       18. Notices. Notices to be given by PACKAGED ICE or LANCER pursuant to this Agreement shall be given by certified or registered mail, return receipt requested, at the addresses first above written.

       19. Law. This Agreement shall be governed in all respects by the laws of the State of Texas except that all questions relating to patents and patent applications shall be governed by the laws of the country in which such application is filed or such patent issued.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the date first above written.

LANCER CORPORATION                         PACKAGED ICED, INC.

By:_______________________________         By:_______________________________
       Alfred A. Schroeder                        James F. Stuart
       Chairman of the Board                      President





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